EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

        We consent to the incorporation by reference in this Registration Statement on Form S-8 of Zomax Incorporated of our reports dated March 11, 2004, relating to the consolidated financial statements and financial statement schedule of Zomax Incorporated as of and for the years ended December 26, 2003 and December 27, 2002, appearing in the Annual Report on Form 10-K of Zomax Incorporated for the year ended December 26, 2003.

/s/ Deloitte & Touche LLP

Minneapolis, Minnesota
July 28, 2004